EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS ANNOUNCES APPOINTMENT OF MARVIN WHITE TO THE COMPANY’S BOARD OF DIRECTORS

ROCKVILLE, MD, June 4, 2010 – Emergent BioSolutions Inc. (NYSE:EBS) announced today that the company’s Board of Directors appointed Marvin White as a Class II Director for a one-year term that will expire at the 2011 annual meeting of stockholders.

“Mr. White’s expertise in financial management, gained in a patient-focused health care system and service-oriented environment, will prove an invaluable asset in guiding Emergent’s management team towards further growth and in increasing value for shareholders,” said Fuad El-Hibri, chairman and chief executive officer of Emergent BioSolutions.  “We are delighted to welcome him to Emergent’s Board of Directors, composed of seasoned experts with diverse skill sets.”

“It is an honor to serve on the Board of a company whose mission is to protect life by providing and developing life-saving vaccines and treatments that benefit public health,” said Mr. White.  “Through this opportunity, I look forward to contributing to Emergent’s success by drawing from my experience in health care systems and pharmaceuticals as well as my efforts in philanthropy.”

Mr. White is currently system vice president and chief financial officer of St. Vincent Health, one of the largest and most comprehensive health care systems in Indiana.  His responsibilities include finance, materials management, accounting, patient financial services, and managed care for all 19 St. Vincent Health ministries, as well as 36 joint ventures.  St. Vincent Health is dedicated to spiritually-centered, holistic care that sustains and improves the health of individuals and communities.

Prior to joining St. Vincent Health in 2008, Mr. White was executive director and chief financial officer of LillyUSA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Corporate Finance and Investment Banking in the Corporate Strategy Group.  He serves on the boards of Marian University, Advantage Health Solutions, Inc., and has been active with the Center for Leadership Development, Saving Orphans through Healthcare and Outreach (SOHO) and with the United Way.  Mr. White earned his bachelor’s in Accounting from Wilberforce University, and master’s of Business Administration in Finance from Indiana University.

About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease.  Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection.  Emergent’s product pipeline targets infectious diseases and includes programs focused on anthrax, tuberculosis, typhoid, flu and chlamydia.  Additional information may be found at www.emergentbiosolutions.com.

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